PUTNAM IDGH INCOME SECURITIES FUND

AMENDMENT NO. 1

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

Dated us of July 13, 2018

The undersigned, a duly elected and qualified Trustee of Putnam High Income Securities Fund (the "Trust''), a Massachusetts business trust organized and existing under the laws of the Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated July 7, 1988, as amended and restated in its entirety most recently by the Amended and Restated Agreement and Declaration of Trust dated the 19th day of September, 2014, does hereby further amend on this 13th day of July,  2018,  Article I, Section 1 of the Amended and Restated Agreement and Declaration of Trust by striking out said Section in its entirety and inserting in lieu thereof the following:

"Article I, Section 1. This Trust shall be known as "High Income Securities Fund" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine."

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The amendment herein provided for has been authorized and approved by a majority of the

Trustees of the Trust.

[Signature page to follow]

IN WITNESS WHEREOF, this Amendment No. 1 to Amended and Restated Agreement and Declaration of Trust of the Trust has been executed by the undersigned  Trustee  as of  the date first written above.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

July 13, 2018 04:08 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth